Exhibit 23.01





                  CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this registration statement on Form S-2 of our report, which includes emphasis paragraphs related to rate-related contingencies, legal proceedings and changes in accounting for income taxes, post retirement benefits and unbilled revenues, dated February 14, 1996 on our audits of the financial statements of Entergy Gulf States, Inc. (formerly Gulf States Utilities Company) as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts."


/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

New Orleans, Louisiana
December 9, 1996